EXHIBIT 10.1

COMPENSATION ARRANGEMENTS

Effective January 1, 2005, Directors of the Company who are not in its employ shall be paid compensation as follows:

1.	An annual fee of $50,000, due in equal quarterly installments at the end of each calendar quarter and payable in cash or deferred through contributions to the Kerr-McGee Corporation Deferred Compensation Plan for Non-Employee Directors (“Plan”) or by a combination of the foregoing, as elected by each Director.

2.	An attendance fee of $2,000 for each meeting attended, payable in cash or deferred through contributions to the Plan or by a combination of the foregoing, as elected by each Director. Meetings for which an attendance fee is appropriate shall include Board meetings; Board Committee and subcommittee meetings; meetings held by Committee chairs, the Lead Director or other Board members at the request of or on behalf of the Board or a Committee; and meetings held by Committee chairs or the Lead Director in advance of a Board or Committee meeting that involve substantial planning or that are not characterized as routine.

3.	An annual fee of $12,000 for chairing the Audit Committee of the Board, payable in equal quarterly installments in cash or deferred through contributions to the Plan or by a combination of the foregoing, as elected by the Director.

4.	An annual fee of $6,000 for chairing a Board Committee other than the Audit Committee, payable in equal quarterly installments in cash or deferred through contributions to the Plan or by a combination of the foregoing, as elected by the Director.

5.	An annual fee of $30,000 for serving as Lead Director, payable in equal quarterly installments in cash or deferred through contributions to the Plan or by a combination of the foregoing, as elected by the Director.

6.	Annual grants of stock and stock options to be made each year at the first regular meeting of the Board in the following amounts and on the terms specified in the then current Kerr-McGee Corporation Long Term Incentive Plan:

(a)	1,500 shares of restricted common stock of Kerr-McGee Corporation; and

(b)	4,000 options to purchase Kerr-McGee Corporation common stock.

Directors and officers periodically receive mementos in connection with meetings of the Board. Taxes payable on such items are paid by the Company and totaled less than $1,000 per person in 2004.